EXHIBIT 99.1
Republic Services Announces CFO Transition

Charles F. Serianni Retiring after 23 Years with the Company
Brian DelGhiaccio Named CFO

PHOENIX (May 20, 2020) – Republic Services, Inc. (NYSE: RSG) today announced that after 23 years with the Company, Charles F. "Chuck" Serianni, executive vice president and chief financial officer, has provided the Company one-year notice of his intent to retire, effective June 1, 2021. Mr. Serianni, 58, will be succeeded on June 1, 2020 by current executive vice president and chief transformation officer, Brian DelGhiaccio, 47. Mr. Serianni will stay on as a special advisor to the CEO until his retirement in 2021 and will also work closely with Mr. DelGhiaccio to ensure a seamless transition.

"On behalf of the entire board and management team, I thank Chuck for his leadership over his more than two-decade career at Republic Services,” said chief executive officer Donald W. Slager. "Since his appointment to CFO nearly six years ago, Chuck has played an important role executing our strategic plan and delivering superior returns to our shareholders. We thank Chuck for his numerous contributions and wish him well in his retirement."

"Brian is a proven member of our leadership team and has a deep understanding of our business objectives that drive long-term growth and shareholder value. His broad financial experience, deep business acumen and successful tenure at Republic position him and the Company for continued success," said Mr. Slager. “This appointment reflects Republic's ongoing commitment to cultivating talent, ensuring continuity of leadership, building strong teams, and managing our business to ensure stability and durability. I have tremendous confidence in Brian’s ability to lead and provide counsel as we continue to innovate, drive superior financial performance and create increased value for shareholders."

Mr. DelGhiaccio joined Republic Services in 1998 and has since held roles of increasing responsibility across the finance organization, including accounting, financial planning & analysis, investor relations, treasury and risk management. In his current role, as executive vice president and chief transformation officer, he is responsible for enhancing the process and accountability of the Company’s operating standards and facilitating the development, prioritization, implementation and oversight of Republic’s strategic initiatives. He also leads the information technology, cyber security and data management departments. Prior to joining Republic, Mr. DelGhiaccio worked at Arthur Andersen as a senior consultant.

Mr. DelGhiaccio holds a bachelor’s degree in finance and accounting from the University of Arizona and is a certified public accountant.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries     Investor Inquiries
Donna Egan (480) 757-9748   Nicole Giandinoto (480) 627-7098
media@RepublicServices.com    investor@RepublicServices.com
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